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                                MERGER AGREEMENT

                               DATED MAY 24, 1999

                                  by and among

                          POLYMICRO TECHNOLOGIES, LLC,

                      a Delaware limited liability company,


                               PMT HOLDINGS, LLC,

                      a Delaware limited liability company,


                          POLYMICRO TECHNOLOGIES, INC.,

                            a California corporation,


                                       and


                         THE SPECTRANETICS CORPORATION,

                             a Delaware corporation







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



                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Section 1.        Definitions..................................................1

Section 2.        Basic Transaction............................................4
         (a)      The Merger...................................................4
         (b)      The Closing..................................................4
         (c)      Actions at the Closing.......................................4
         (d)      Effect of Merger.............................................4
         (e)      Procedure for Payment........................................5
         (f)      Closing of Transfer Records..................................5

Section 3.        Conditions to Obligations of the Parent and the Buyer........6
         (a)      Representations and Warranties...............................6
         (b)      Performance of Covenants.....................................6
         (c)      Absence of Material Adverse Change...........................6
         (d)      Absence of Litigation........................................6
         (e)      Stockholder Approval.........................................6
         (f)      Closing Deliveries...........................................6
         (g)      Regulatory Approvals, Licenses and Permits...................7
         (h)      Opinion of the Company's Counsel.............................7
         (i)      [Intentionally Omitted.].....................................7
         (j)      Estoppel Certificates........................................7
         (k)      [Intentionally Omitted.].....................................7
         (l)      Supply Agreement.............................................7
         (m)      Proceedings..................................................8
         (n)      Financing....................................................8
         (o)      Consents and Approvals.......................................8
         (p)      FIRPTA Affidavit.............................................8

Section 4.        Conditions to Obligation of the Company and the Company
                  Stockholder..................................................8
         (a)      Representations and Warranties...............................9
         (b)      Performance of Covenants.....................................9
         (c)      Absence of Litigation........................................9
         (d)      Closing Deliveries...........................................9
         (e)      Opinion of the Buyer's Counsel..............................10
         (f)      Proceedings.................................................10
         (g)      Supply Agreement............................................10

Section 5.        Representations and Warranties of the Company Stockholder...10
         (a)      Organization of the Company and the Company Stockholder.....10
         (b)      Authorization of Transaction................................11

         (c)      Noncontravention............................................11
         (d)      Capitalization..............................................11
         (e)      Approval....................................................11
         (f)      Brokers' Fees...............................................12
         (g)      Subsidiaries and Investments................................12
         (h)      Financial Statements........................................12
         (i)      Events Subsequent to March 31, 1999.........................12
         (j)      Absence of Undisclosed Liabilities..........................14
         (k)      Legal Compliance............................................14
         (l)      Title to Properties.........................................15
         (m)      Real Property...............................................15
         (n)      Tax Matters.................................................16
         (o)      Intellectual Property.......................................16
         (p)      Contracts and Commitments...................................17
         (q)      Insurance...................................................18
         (r)      Litigation..................................................18
         (s)      Employees...................................................19
         (t)      Employee Benefits...........................................19
         (u)      Environmental, Health and Safety............................20
         (v)      Customers...................................................20
         (w)      Warranty....................................................21
         (x)      Affiliated Interests........................................21
         (y)      Governmental Permits........................................21
         (z)      Working Capital Matters.....................................22
         (aa)     Year 2000 Issues............................................22
         (bb)     Disclosure..................................................22

Section 6.        Representations and Warranties of the Buyer.................22
         (a)      Organization of the Parent and the Buyer....................22
         (b)      Authorization of Transaction................................22
         (c)      Noncontravention............................................22
         (d)      Approval....................................................23
         (e)      Brokers' Fees...............................................23
         (f)      Investment Intent...........................................23
         (g)      Equity Financing............................................23

Section 7.        Pre-Closing Covenants.......................................23
         (a)      Affirmative Covenants of the Company........................23
         (b)      Negative Covenants of the Company...........................24
         (c)      Distribution of Cash........................................25
         (d)      Affirmative Covenants of the Buyer..........................25

Section 8.        Indemnification.............................................25
         (a)      Survival....................................................25

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         (b)      Indemnification.............................................26
         (c)      Other Indemnification Provisions............................27

Section 9.        Additional Agreements.......................................28
         (a)      Press Releases..............................................28
         (b)      Transaction Expenses........................................28
         (c)      Tax Matters.................................................28
         (d)      Confidentiality.............................................30
         (e)      Non-Competition, Non-Solicitation and Confidentiality.......30
         (f)      Transition Assistance.......................................32
         (g)      Accounts and Other Receivables..............................32
         (h)      Further Assurances..........................................32
         (i)      Insurance Recoveries........................................32
         (j)      Access to Records...........................................33
         (k)      COBRA Continuous Coverage...................................33
         (l)      Company Savings Plan........................................33
         (m)      Company Stockholder Option Plans............................34

Section 10.       Termination; Effect of Termination..........................34
         (a)      Termination.................................................34
         (b)      Termination After Breach....................................35
         (c)      Effect of Termination.......................................35

Section 11.       Miscellaneous...............................................35
         (a)      No Third Party Beneficiaries................................35
         (b)      Entire Agreement............................................35
         (c)      Successors and Assigns......................................35
         (d)      Counterparts................................................36
         (e)      Headings....................................................36
         (f)      Notices.....................................................36
         (g)      Governing Law...............................................37
         (h)      Amendments and Waivers......................................37
         (i)      Incorporation of Exhibits and Schedules.....................37
         (j)      Construction................................................37
         (k)      Remedies....................................................38

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                                LIST OF SCHEDULES

Schedule 3(o)(iv)    -  Necessary Contractual Consents
Schedule 5(a)        -  Qualified Jurisdictions
Schedule 5(d)        -  Capitalization; Options, Warrants, Purchase Rights, etc.
Schedule 5(h)        -  Financial Statements
Schedule 5(i)        -  Events Subsequent to March 31, 1999
Schedule 5(j)        -  Undisclosed Liabilities
Schedule 5(n)        -  Tax Matters
Schedule 5(o)        -  Intellectual Property
Schedule 5(p)        -  Contracts and Commitments
Schedule 5(q)        -  Insurance
Schedule 5(r)        -  Litigation
Schedule 5(t)        -  Employee Benefits
Schedule 5(u)        -  Environmental, Health and Safety
Schedule 5(w)        -  Warranty
Schedule 5(x)        -  Affiliated Interests
Schedule 5(y)        -  Governmental Permits
Schedule 7(b)        -  Negative Covenant Exceptions
Schedule 8(b)(iv)    -  Capital Lease Obligations to Be Assumed
Schedule 9(e)(ii)(A) -  Non-Hire for the Company Stockholder
Schedule 9(e)(ii)(B) -  Non-Hire for Surviving Company


                                LIST OF EXHIBITS

Exhibit A                  Form of Supply Agreement
Exhibit B                  Form of Press Release
Exhibit C                  Allocation of Purchase Price

                                MERGER AGREEMENT

     THIS MERGER AGREEMENT (this "Agreement") is entered into on May 24, 1999, by and among PMT Holdings, LLC, a Delaware limited liability company ("Parent"), Polymicro Technologies, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (the "Buyer"), Polymicro Technologies, Inc., a California corporation (the "Company"), and The Spectranetics Corporation, a Delaware corporation and the holder of all the capital stock of the Company (the "Company Stockholder"). The Buyer, the Parent, the Company and the Company Stockholder are referred to collectively herein as the "Parties."

     This Agreement contemplates a transaction in which the Buyer shall acquire the Company through a forward merger of the Company with and into the Buyer.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     Section 1. Definitions.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Business" means the business conducted by the Company on or prior to the Closing Date, which is comprised of manufacturing, assembling, marketing, selling and distributing glass capillary tubing, optical fibers, precision glass pieces, assemblies and cables and related products for analytical and scientific instruments and other specialty applications.

     "California General Corporation Law" means the California Corporations Code of the State of California, as amended.

     "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code provision shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

     "Company Common Stock" means the shares of the common stock, par value $.001 per share, of the Company.

     "Company Share" means any share of Company Common Stock.

     "Delaware LLC Law" means the Delaware Limited Liability Company Act, as amended.

     "Employee Benefit Plan" of any Person means any Employee Pension Benefit Plan or Employee Welfare Benefit Plan, fringe benefit plan, policy, program or arrangement, whether or not terminated, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not funded (including stock bonus, deferred compensation, pension, bonus, vacation, incentive, severance or health and welfare plan).

     "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

     "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

     "Employment Agreements" means any employment agreements that the Buyer or the Surviving Company enter into with members of the Company's senior management on or about the Closing Date.

     "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, each as amended, together with all other laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof) and other requirements having the force or effect of law relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or employee health and safety, and all judgments, orders and decrees of federal, state, local and foreign governments (and all agencies thereof) having the force and effect of law issued or promulgated thereunder, and all related common law theories.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any reference to any particular ERISA section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

     "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

     "Intellectual Property" means all of the following items (other than any off-the-shelf "shrink-wrap" software) used in the conduct of the Business that, now or hereafter, may be secured throughout the world: (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights (registered and unregistered), and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans and customer and supplier lists and related information);
(v) all computer software and software systems (including data, databases and related documentation); (vi) all other intellectual property rights; (vii) all licenses or other agreements to or

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from third parties regarding the foregoing; and (viii) all copies and tangible embodiments, of the foregoing (in whatever form or medium), in each case including the items set forth on Schedule 5(o).

     "IRS" means the Internal Revenue Service.

     "Knowledge of the Company" means the actual knowledge of the following individuals: Emile Geisenheimer, Joe Largey, Larry Martel, Dale Muth, Chris Reiser and George Rountree.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, regardless of when asserted or claimed), including any liability for Taxes.

     "Lien" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

     "Material Adverse Effect" means, with respect to any Person or business, any change or effect that, individually or in the aggregate with all other changes or effects, is or would reasonably be likely to be materially adverse to the business, operations, assets, Liabilities, financial condition or results of operations of such Person or business (other than changes or effects relating to the U.S. economy generally) or would prevent such Person or business from performing any of its material obligations under this Agreement.

     "Ordinary Course of Business" means the ordinary course of the Business consistent with past custom and practice.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "Pre-Closing Breaches" means breaches of contract, breaches of warranty, torts, infringements, claims, defaults or violations of law arising in each case as of or prior to the Closing.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which a majority of the total voting power or ownership of which is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Section 2. Basic Transaction.

     (a) The Merger. On and subject to the terms and conditions of this Agreement, the Company shall merge with and into the Buyer (the "Merger") at the Effective Time, and the Buyer shall be the limited liability company surviving the Merger (the "Surviving Company").

     (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois, commencing at 9:00 a.m. local time on the second business day following satisfaction or waiver of all of the conditions of the Parties set forth in Sections 3 and 4 below, or such other date as the parties may mutually determine (the "Closing Date"), it being understood that, as of the date of this Agreement, the Parties intend that the Closing shall occur as promptly as reasonably practicable following receipt by the Company and the Buyer of the necessary State of California tax clearances with respect to the Merger.

     (c) Actions at the Closing. At the Closing, (i) the Company shall deliver to the Buyer the various certificates, instruments and documents referred to in
Section 3 below, (ii) the Buyer shall deliver to the Company the various certificates, instruments and documents referred to in Section 4 below, (iii) the Parties shall cause a Plan and Agreement of Merger (the "Delaware Certificate of Merger") in a mutually agreed upon form to be filed and become effective with the Secretary of State of the State of Delaware, and (iv) the Parties shall cause a Plan and Agreement of Merger (the "California Certificate of Merger") in a mutually agreed upon form hereto to be filed and become effective with the Secretary of State of the State of California.

     (d) Effect of Merger.

          (i) General. The Merger shall become effective (the "Effective Time") at the time that the Delaware Certificate of Merger has been filed with the Secretary of State of Delaware (or the time the Delaware Certificate of Merger becomes effective if the Delaware Certificate of Merger is pre-filed), and the California Certificate of Merger to be filed hereunder shall also provide that the Merger shall become effective at the Effective Time. The Merger shall have the effects set forth in the Delaware LLC Law and the California General Corporation Law. The Surviving Company may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Buyer in order to carry out and effectuate the transactions contemplated by this Agreement.

          (ii) Certificate of Formation. The Certificate of Formation of the Surviving Company as of the Effective Time shall read as did the Certificate of Formation of the Buyer immediately prior to the Effective Time.

          (iii) Operating Agreement. The Limited Liability Company Operating Agreement of the Surviving Company as of the Effective Time shall read as did the Limited Liability Company Operating Agreement of the Buyer immediately prior to the Effective Time.

          (iv) Directors and Officers. The board of managers of the Buyer shall remain the board of managers of the Surviving Company at and as of the Effective Time (retaining their respective positions and terms of office).

          (v) Conversion of Company Shares. At and as of the Effective Time, all of the outstanding Company Shares shall be converted into the merger consideration (the "Merger Consideration"), which shall consist of $15,000,000 in the aggregate. After the Effective Time, no Company Share shall be deemed to be outstanding or to have any rights other than those rights set forth in this Section 2(d)(v), and each option, warrant, purchase right, subscription right, conversion right, exchange right and other contract or commitment that could require the Company to issue, sell or otherwise cause to become outstanding any capital stock of the Company shall be deemed to be canceled or otherwise terminated, and neither the Buyer nor the Surviving Company shall have any obligation to the holders of any such interests.

          (vi) Membership Interests of the Buyer. At and as of the Effective Time, all of the outstanding limited liability company units of the Buyer shall remain all of the outstanding limited liability company units of the Surviving Company.

     (e) Procedure for Payment.

          (i) At the Effective Time, the Surviving Company shall deliver the Merger Consideration to the Company Stockholder by wire transfer of immediately available funds.

          (ii) Immediately after the Effective Time, the Company Stockholder shall surrender the certificates representing all of the Company Shares, duly endorsed in blank or accompanied by duly executed stock powers, to the Surviving Company.

     (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Company Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Company.

     Section 3. Conditions to Obligations of the Parent and the Buyer. The obligation of the Parent and the Buyer to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

     (a) Representations and Warranties. Each of the representations and warranties set forth in Section 5 that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than any representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), and each of the representations and warranties set forth in Section 5 that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), in each case without giving effect to any disclosure made after the date hereof (including pursuant to Section 7(a)(iii)).

     (b) Performance of Covenants. Each of the Company and the Company Stockholder shall have performed and complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are not so qualified as to materiality.

     (c) Absence of Material Adverse Change. Since the date of the Latest Balance Sheet, there shall have been no Material Adverse Effect on the Company.

     (d) Absence of Litigation. As of the Closing, there shall not be (i) any injunction, writ, or temporary restraining order or any other order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided or (ii) to the Knowledge of the Company, any action, suit or proceeding pending or threatened before any court or governmental body with respect to the transactions contemplated hereby.

     (e) Stockholder Approval. The board of directors of the Company and the Company Stockholder shall have approved this Agreement and the transactions contemplated hereby, shall have not in any manner have rescinded or revoked such approvals, and the Company Stockholder shall have waived all dissenters, appraisal or other similar rights with respect to all Company Shares in connection with the Merger.

     (f) Closing Deliveries. The Company shall have delivered to the Buyer all of the following:

          (i) a certificate to the effect that each of the conditions set forth in Sections 3(a), 3(b), 3(d) and 3(e) have been satisfied, and that to the Knowledge of the Company, the condition set forth in Section 3(c) has been satisfied;

          (ii) certified copies of the resolutions of (A) the Company's and the Company Stockholder's boards of directors approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and (B) the Company Stockholder, as the sole stockholder of the Company, adopting this Agreement and approving the Merger;

          (iii) certified copies of the articles of incorporation and bylaws of the Company; and

          (iv) certificates of good standing of the Company issued by the Secretary of State of the State of California, the Secretary of State of the State of Arizona and the Secretary of State (or other appropriate office) of all other jurisdictions in which the nature of the Company's business or assets requires the Company to be qualified to do business.

     (g) Regulatory Approvals, Licenses and Permits. The Buyer shall have received evidence reasonably satisfactory to it that all regulatory approvals, licenses and permits have been received from each jurisdiction in which the Company presently has operations such that the Buyer shall be legally entitled to continue to provide the same products and services that the Company provided before the consummation of the transactions contemplated hereby (the Buyer hereby agreeing to use Buyer's commercially reasonable efforts to satisfy this condition).

     (h) Opinion of the Company's Counsel. The Buyer shall have received an opinion, dated the Closing Date, of Latham & Watkins, counsel to the Company, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer, which covers, among other matters, the validity and effectiveness of the Merger under the California General Corporation Law.

     (i) [Intentionally Omitted.]

     (j) Estoppel Certificates. The Buyer shall have received estoppel certificates and non-disturbance agreements, in form and substance reasonably satisfactory to it, with respect to each lease or sublease set forth on Schedule 5(m)(ii) attached hereto.

     (k) [Intentionally Omitted.]

     (l) Supply Agreement. The Buyer and the Company Stockholder shall have entered into a Supply Agreement having the terms and conditions set forth in Exhibit A attached hereto (the "Supply Agreement"), and the Supply Agreement shall be in full force effect and shall not have been amended or modified.

     (m) Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

     (n) Financing. The Buyer and the Parent shall have obtained senior financing in an amount sufficient to consummate the transactions contemplated hereby and to provide working capital for the Business, on terms and conditions no less favorable to it that those set forth in the financing letter from LaSalle Bank, dated May 20, 1999 (the "Financing Letter") (which terms and conditions the Buyer agrees are satisfactory to it).

     (o) Consents and Approvals. The Company will have obtained on terms reasonably satisfactory to the Buyer all of the following:

          (i) written releases of all guarantees of the Company for indebtedness or any other Liability or obligation of any other Person;

          (ii) payoff letters with respect to all indebtedness for borrowed money and written releases of all liens relating to the Company's assets;

          (iii) written agreements that terminate all intercompany contracts and arrangements, other than the Supply Agreement, and that remove the Company as a party from all contracts and agreements not primarily or exclusively related to the Business to which both the Company and the Company Stockholder are parties, in each case effective as of the Effective Time; and

          (iv) all third party (including governmental) consents and approvals that are necessary for the consummation of the transactions contemplated hereby and the Buyer's operation of the Business after Closing, or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract or arrangement that is disclosed on Schedule 3(o)(iv) attached hereto.

     (p) FIRPTA Affidavit. The Company Stockholder shall deliver, or cause to be delivered, to the Buyer an executed affidavit, dated not more than 30 days prior to the Closing Date, in accordance with Code Section 1445(b)(2) and Treasury Regulations Section 1.1445-2(b), which statement certifies that the Company is not a foreign person and sets forth the Company's name, identifying number and address.

The Buyer and the Parent may waive any condition specified in this Section 3 if they execute a writing so stating at or prior to the Closing.

     Section 4. Conditions to Obligation of the Company and the Company Stockholder. The obligation of the Company and the Company Stockholder to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions as of the
Closing:

     (a) Representations and Warranties. Each of the representations and warranties set forth in Section 6 that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than any representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), and each of the representations and warranties set forth in Section 6 that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), in each case without giving effect to any disclosure made after the date hereof.

     (b) Performance of Covenants. Each of the Parent and the Buyer shall have performed and complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are not so qualified as to materiality.

     (c) Absence of Litigation. As of the Closing, there shall not be (i) any injunction, writ or temporary restraining order or any other order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided or (ii) any action, suit or proceeding pending or threatened before any court or governmental body with respect to the transactions contemplated hereby.

     (d) Closing Deliveries. The Buyer shall have delivered to the Company all of the following:

          (i) a certificate to the effect that each of the conditions specified in Sections 4(a) through 4(c), inclusive, have been satisfied;

          (ii) certified copies of the resolutions of (A) each of the Buyer's and the Parent's board of managers approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and (B) the Parent, as the sole member of the Buyer, adopting this Agreement and approving the Merger;

          (iii) a certified copy of the certificate of formation of each of the Buyer and the Parent; and

          (iv) a certificate of good standing of the Parent issued by the Secretary of State of the State of Delaware and certificates of good standing of the Buyer issued by the Secretary of State of the State of Delaware, the Secretary of State of the State of Arizona and the Secretary of State (or other appropriate office) of all other jurisdictions in which the nature of the Company's business or assets requires the Company to be qualified to do business.

     (e) Opinion of the Buyer's Counsel. The Company shall have received an opinion, dated the Closing Date, of Kirkland & Ellis, counsel to the Buyer, addressed to the Company Stockholder and in form and substance reasonably satisfactory to the Company Stockholder, which covers, among other matters, the validity and effectiveness of the Merger under the Delaware LLC Law.

     (f) Proceedings. All corporate and other proceedings taken or required to be taken by the Buyer in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel.

     (g) Supply Agreement. The Buyer and the Company Stockholder shall have entered into the Supply Agreement, and the Supply Agreement shall be in full force and effect and shall not have been amended or modified.

The Company and the Company Stockholder may waive any condition specified in this Section 4 if they execute a writing so stating at or prior to the Closing.

     Section 5. Representations and Warranties of the Company Stockholder. As a material inducement to the Buyer to enter into and perform its respective obligations under this Agreement, the Company Stockholder represents and warrants to the Buyer that, except as set forth on Schedule 5 attached hereto (the "Disclosure Schedule"):

     (a) Organization of the Company and the Company Stockholder. Each of the Company and the Company Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and the Company is qualified to do business in every jurisdiction in which the failure to so qualify could have a Material Adverse Effect on the Company. Schedule 5(a) of the Disclosure Schedule lists all of the jurisdictions in which the Company is qualified to do business as a foreign corporation. The copies of the Company's certificate of incorporation and bylaws which have been furnished to the Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects. Except as set forth on Schedule 5(a) of the Disclosure Schedule, the stock certificate books and the stock record books of the Company which have been furnished to the Buyer are correct and complete. The Company is not in default under or in violation of any provision of its certificate of incorporation or in default under or in violation of any provision of its bylaws.

     (b) Authorization of Transaction. The Company Stockholder has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The Company Stockholder has full power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of the Company Stockholder, enforceable in accordance with its terms and conditions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company or the Company Stockholder is subject or any provision of the articles of incorporation and bylaws of either the Company or the Company Stockholder or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which the Company or the

Company Stockholder is a party or by which it is bound or to which any of the Company Shares or the Company's assets is subject or (iii) result in the imposition of any Lien upon the Company Shares or any of the Company's assets. Neither the Company nor the Company Stockholder is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency or NASDAQ in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Capitalization. Schedule 5(d) of the Disclosure Schedule sets forth the authorized number and par value of each class of capital stock of the Company, the number of shares of each such class issued and outstanding and the number of shares of each class held in treasury. All of such issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights or securities law restrictions, and are owned of record and beneficially by the Company Stockholder, free and clear of any Liens. Schedule 5(d) of the Disclosure Schedule sets forth a correct and complete listing of all outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. Except as set forth on Schedule 5(d) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any repurchase, redemption or other obligation to acquire for value any shares of any class of capital stock of the Company. Except as set forth on Schedule 5(d) of the Disclosure Schedule, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

     (e) Approval. The Company Stockholder, as the sole stockholder of the Company, and the board of directors of the Company have approved this Agreement and the transactions contemplated hereby (including the Merger).

     (f) Brokers' Fees. Except for payments to be made to HT Capital Advisors, L.L.C. (which will be paid in full when due by the Company Stockholder), neither the Company nor the Company Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     (g) Subsidiaries and Investments. At all times prior to the date hereof, the Company has not had any Subsidiaries. The Company does not own, directly or indirectly, any stock, partnership, limited liability company, or joint venture interest in, or any security issued by, any other Person.

     (h) Financial Statements. Schedule 5(h) attached hereto contains the following financial statements (collectively the "Financial Statements"):

          (i) the balance sheets of the Company as of December 31, 1996, December 31, 1997 and December 31, 1998 (the "1998 Balance Sheet") and the related consolidated statements of income and cash flows for the fiscal years then ended, which have been audited in connection with the audit of the Company Stockholder's consolidated financial statements for such periods (but not separately audited) completed by KPMG Peat Marwick, L.L.P.; and

          (ii) the unaudited balance sheet of the Company as of March 31, 1999, and the related statement of income for the three-month period then ended (the "Latest Balance Sheet").

Each of the Financial Statements has been based on information contained in the books and records of the Company (which books and records are accurate, correct and complete in all material respects) and fairly presents in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, and the Financial Statements have been prepared in accordance with GAAP as applied to the consolidated financial statements of the Company Stockholder, subject in the case of the Latest Balance Sheet to the absence of normal year-end adjustments and full footnote disclosure.

     (i) Events Subsequent to March 31, 1999. Since March 31, 1999, there has not been any Material Adverse Effect on the Company. Since that date, except as set forth on Schedule 5(i) of the Disclosure Schedule:

          (i) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

          (ii) the Company has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) either involving more than $50,000 or outside the Ordinary Course of Business, except as specifically contemplated by Section 9(l) of this Agreement;

          (iii) no party (including the Company) has accelerated, terminated, modified or canceled (except with the prior written approval of the Buyer) any agreement, contract, lease, license, instrument or other arrangement (or series of related agreements, contracts, leases, licenses, instruments and arrangements) involving more than $50,000 to which the Company is a party or by which the Company is bound and, to the Knowledge of the Company, no party intends to take any such action;

          (iv) the Company has not imposed (or experienced the imposition of) any Lien upon any of its assets, tangible or intangible, other than any Lien for current Taxes not yet due and payable;

          (v) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any Person (or series of related capital investments, loans, or acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

          (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any Person (or series of related capital investments, loans, or acquisitions), other than advances to employees in the Ordinary Course of Business;

          (vii) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $100,000 in the aggregate;

          (viii) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights or claims) either involving more than $10,000 or outside the Ordinary Course of Business;

          (ix) the Company has not delayed or postponed the payment of accounts payable or other Liabilities, obligations or expenses (except in the Ordinary Course of Business), nor has it accelerated or advanced the collection of receivables or the selling of accounts (except in the Ordinary Course of Business);

          (x) the Company has not experienced any material casualty loss (whether or not covered by insurance) to its assets, nor has it delayed or postponed any capital expenditures;

          (xi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xii) the Company has not granted any increase in the base compensation of any of its directors, officers or employees other than any increase that, when combined with all other increases in the prior 12-month period, did not exceed 8% of the compensation on the date of such increase or increases and was in the Ordinary Course of Business;

          (xiii) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees, except as specifically contemplated by this Agreement;

          (xiv) the Company has not made any loans or advances to any of its directors, officers, employees or affiliates, other than advances to employees in the Ordinary Course of Business;

          (xv) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xvi) there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;

          (xvii) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xviii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock, other than any cash dividends which shall not result in a breach by the Company of the representations and warranties set forth in Section 5(z) hereof;

          (xix) there has not been any other occurrence, event, incident, action, failure to act or transaction that has had a Material Adverse Effect on the Company; and

          (xx) the Company has not committed or agreed to do any of the foregoing, except as specifically contemplated by Section 9(l) of this Agreement.

     (j) Absence of Undisclosed Liabilities. Except as set forth on Schedule 5(j) of the Disclosure Schedule, the Company has no Liability or obligation (in each case, of the type required under GAAP to appear on the balance sheet (or the notes thereto) of a corporation or business), except for (i) liabilities reflected in the liabilities section of the Latest Balance Sheet (including the notes thereto) and (ii) liabilities which have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business.

     (k) Legal Compliance. The Company has complied in all material respects with all applicable laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice is pending, or during the past three years has been filed or commenced, against the Company alleging any failure to so comply.

     (l) Title to Properties.

          (i) The Company owns good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet due and payable ("Permitted Liens") and Liens otherwise reflected on the Latest Balance Sheet, which Liens will be discharged as of or prior to Closing), to all of the properties and assets (A) reflected on the Latest Balance Sheet or (B) used in the conduct of the business of Company, except for leased properties and assets. The Company owns or leases under valid leases all facilities, machinery, equipment, computer hardware and other tangible assets necessary for the conduct of the Business as conducted as of the date of the Latest Balance Sheet and as of the Closing.

          (ii) The facilities, machinery, equipment, computer hardware and other tangible assets of the Company are in operable condition and repair in all material respects and are usable in the Ordinary Course of Business to conduct the Business as presently conducted, and the Company has replaced with comparable property or restored to its prior condition any of its property which has been damaged or destroyed since March 31, 1999.

     (m) Real Property.

          (i) The Company does not own any real property.

          (ii) Schedule 5(m)(ii) attached hereto lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed on Schedule 5(m)(ii) (as amended to date). With respect to each lease and sublease listed on Schedule 5(m)(ii):

               (A) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, and shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (B) to the Knowledge of the Company, no party to the lease or sublease is in breach or default of the lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (C) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

               (D) with respect to each sublease, the representations and warranties set forth in subsections (A) through (C), inclusive, above are true and correct with respect to the underlying lease;

               (E) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

               (F) all facilities leased or subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules and regulations.

     (n) Tax Matters. Except as set forth on Schedule 5(n) attached hereto, (i) the Company has timely filed or shall timely file all Tax Returns which are required to be filed on or prior to the Closing Date, subject to any applicable extensions, and all such Tax Returns are true, complete and accurate in all material respects, (ii) the Company has paid all Taxes due on or prior to the Closing Date (subject to any applicable extensions) (whether or not shown or required to be shown on any Tax Return), and no such Taxes are delinquent,
(iii) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against or with respect to the Company, and to the Knowledge of the Company, no such assessment or asserted Tax Liability will be made with respect to Taxes to be paid on or prior to the Closing Date, (iv) no claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (v) the Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing authority, except for consents that have expired or that have been revoked.

     (o) Intellectual Property. Except as set forth on Schedule 5(o) of the Disclosure Schedule, (i) Schedule 5(o) identifies each patent and patent application owned or used by the Company (or the Company Stockholder with respect to the Business), each registered trademark, trade name, service mark and copyright and application for the registration thereof owned or used by the Company (or the Company Stockholder with respect to the Business), and each outstanding license, agreement or other permission that the Company (or the Company Stockholder with respect to the Business) has granted to or received from any third party with respect to any Intellectual Property, (ii) to the Knowledge of the Company, the Company owns and possesses, or will own and possess as of the Effective Time to the extent now owned or possessed by the Company Stockholder or any of its Affiliates, good title to, or a valid and enforceable license to use, all Intellectual Property and other proprietary rights that are necessary for the operation of the Business as of the date of the Latest Balance Sheet and as of the Closing, free and clear of all Liens,
(iii) to the Knowledge of the Company, none of the Intellectual Property owned or used by the Company (or the Company Stockholder with respect to the Business), is being infringed, opposed or attacked by any Person, (iv) neither the Company nor the Company Stockholder has received notice of any claim, suit, action or proceeding pending and, to the Knowledge of the Company, there is no claim, suit, action or proceeding threatened against the Company (or the Company Stockholder with respect to the Business) asserting that the use of any of the Intellectual Property owned or used by the Company (or the Company Stockholder with respect to the Business) infringes the rights of any Person, (v) to the Knowledge of the Company, neither the Company nor the Company Stockholder has received any notice of, or is aware of any facts that would indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to any Intellectual Property owned or used by the Company (or the Company Stockholder with respect to the Business), (vi) to the Knowledge of the Company, neither the Company nor the Company Stockholder has infringed, misappropriated or otherwise conflicted with any intellectual property rights of any Person or is aware of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the Business as currently conducted, (vii) all registration, application, maintenance and filing fees due as of the Closing with respect to any patents, trademarks and copyrights owned by the Company (or the Company Stockholder with respect to the Business), have been paid in full and properly submitted, and (viii) the transactions contemplated by this Agreement will have no adverse effect on the right, title and interest of the Surviving Company, as successor-in-interest to the Company, after the Effective Time in and to the Intellectual Property set forth on
Schedule 5(o) (or, to the Knowledge of the Company, any other Intellectual Property) owned or used by the Company (or the Company Stockholder with respect to the Business) prior to the Effective Time.

     (p) Contracts and Commitments. Except as set forth on Schedule 5(p) of the Disclosure Schedule, the Company is not a party to any:

          (i) written or oral contract for the employment of any officer, individual employee, or other Person or entity on a full-time, part-time, consulting or other basis, or agreement providing severance benefits or relating to loans to officers, directors, employees or Affiliates, other than advances in the Ordinary Course of Business;

          (ii) agreement or indenture relating to the borrowing of money or otherwise incurring interest-bearing indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Company;

          (iii) guarantee of any Liability or obligation;

          (iv) lease or agreement under which it is lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000;

          (v) lease or agreement under which it is lessor of or permits any third party to hold or operate any personal property owned or controlled by it under which the aggregate annual rental payments do not exceed $25,000;

          (vi) assignment, license, indemnification or agreement with respect to any form of Intellectual Property;

          (vii) contract or group of related contracts with the same party (excluding purchase orders entered into in the Ordinary Course of Business) for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $100,000;

          (viii) contract or agreement concerning confidentiality or non-competition or which prohibits it from freely engaging in business;

          (ix) contract relating to the distribution, marketing or sales of its services;

          (x) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers or employees, other than the plan specifically contemplated by Section 9(l) of this Agreement; or

          (xi) other agreement (or group of related agreements) that is either
     (A) material to the Company and has not been entered into in the Ordinary Course of Business or (B) not terminable by the Company on less than 90 days' notice without payment or penalty.

Except as specifically disclosed on Schedule 5(p), the Company has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any agreement, lease, contract, commitment or other agreement to which it is a party; and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such agreement. The Buyer has been supplied with a correct and complete copy of each of the contracts which are referred to on Schedule 5(p), together with all amendments, waivers or other changes thereto. The Business is not subject to any collective bargaining agreement.

     (q) Insurance. Schedule 5(q) of the Disclosure Schedule lists and briefly describes each insurance policy maintained by the Company with respect to the Business. Since March 31, 1999, the Company has had no claim which could be expected to cause a material increase in the rates of such insurance policies.

     (r) Litigation. Except as set forth on Schedule 5(r) of the Disclosure Schedule, to the Knowledge of the Company, there are no actions, suits, proceedings (including arbitration proceedings), orders, governmental investigations or inquiries or claims pending or against or affecting the Company (or the Company Stockholder with respect to the Business), or before or by any governmental department, commission, board, bureau, agency or instrumentality, and, to the Knowledge of the Company, there is no basis for any of the foregoing. To the Knowledge of the Company, neither the Company nor the Company Stockholder (with respect to the Business) is subject to any outstanding injunction, judgment, order, decree or charge of any court or governmental agency.

     (s) Employees. To the Knowledge of the Company, no executive, key employee or group of employees of the Company has any plans to terminate employment with the Company. The Company has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and, to the Knowledge of the Company, it does not have any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). To the Knowledge of the Company, there are no unfair labor practice charges or complaints pending or threatened against the Company.

     (t) Employee Benefits.

          (i) Schedule 5(t) of the Disclosure Schedule contains an accurate and complete list of each Employee Benefit Plan maintained or required to be contributed to by the Company (or the Company Stockholder with respect to the Business) or with respect to which Company has any Liability or potential Liability (collectively, the "Plans"). With respect to each of the Plans, the Company previously has provided the Buyer with true and complete copies of, where applicable, (1) the most recent annual report on Form 5500 filed with the Internal Revenue Service ("IRS"), (2) the plan documents pursuant to which such plan is maintained, administered and funded, (3) the most recent actuarial valuation and financial statement relating to such Plan, and (4) the most recent favorable determination letter issued by the IRS.

          (ii) Except as set forth on Schedule 5(t), no Plan is or ever was subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA.

          (iii) The Company has no obligation to contribute to or any Liability or potential Liability (including actual or potential withdrawal Liability) with respect to any "multiemployer pension plan" (as defined in Section 3(37) of ERISA) or with respect to any employee benefit plan of the type described in Section 4063 or 4064 of ERISA or in Section 413(c) of the Code.

          (iv) With respect to each of the Plans, all payments, premiums, contributions and reimbursements required to be made by the Company as of March 31, 1999 shall have been made or properly accrued on the Latest Balance Sheet, and there is no unfunded Liability of the Company as of March 31, 1999 which is not reflected on the face of the Latest Balance Sheet (or the notes thereto).

          (v) Each of the Plans has been administered in accordance with its terms in all respects and is in compliance in all respects with all applicable laws and regulations. No transaction with respect to any of the Plans has occurred which could subject the Company to a penalty under ERISA or the Code. No action, suits, claims, charges or investigations with respect to the Plans (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened.

          (vi) Each of the Plans (other than the Company Savings Plan (as defined in Section 9(l))) which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the Knowledge of the Company, nothing has occurred to cause the loss of such qualified status.

          (vii) No Plan provides health, medical, accident, life insurance or other "welfare-type" benefits with respect to current or former employees of the Company beyond their retirement or other termination of employment with the Company other than coverage mandated by Section 4980B of the Code or other applicable law.

          (viii) No underfunded defined benefit plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA has been transferred out of the controlled group of companies (within the meaning of Section 414 of the Code) of which the Company is or was a member.

     (u) Environmental, Health and Safety. Except as set forth on Schedule 5(u) of the Disclosure Schedule, the Company has obtained all material permits, licenses, and other authorizations which are required for the ownership and operation of the Business under all applicable Environmental, Health and Safety Laws. Except as set forth on
Schedule 5(u) of the Disclosure Schedule, neither the Company nor the Company Stockholder (with respect to the Business) has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated its business or any property or facility so as to give rise to any liability or corrective or remedial obligation under any Environmental, Health and Safety Laws, which liability or obligation is, or could reasonably be anticipated to become, material. Except as set forth on Schedule 5(u) of the Disclosure Schedule, the Company has complied in all material respects with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company (or the Company Stockholder with respect to the Business) alleging any failure to comply in all material respects with any Environmental, Health and Safety Laws. Except as set forth on Schedule 5(u) of the Disclosure Schedule, neither the Company nor the Company Stockholder (with respect to the Business) has either expressly or by operation of law, assumed or undertaken any Liability or obligation of any other Person under any Environmental, Health and Safety Laws, which Liability or obligation is, or could reasonably be anticipated to become, material. The transactions contemplated by this Agreement do not impose any obligations under any Environmental, Health and Safety Laws for site investigation or cleanup, or notification to any government agencies or third parties.

     (v) Customers. No customer or supplier has terminated or materially reduced its business with the Company since the date of the Latest Balance Sheet. The Company has not received any notice that any customer or supplier intends to terminate or materially reduce its business with the Company. To the Knowledge of the Company, none of the Company's customers or suppliers has such intention.

     (w) Warranty. To the Knowledge of the Company, each product provided by the Company has been in conformity with all applicable contractual commitments and specifications and all express and implied warranties (collectively, "Warranties"), and the Company neither has, nor is there any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to, any Liability or other damages in connection with any Warranties. To the Knowledge of the Company, the aggregate amount charged or expensed for Warranty matters in the Financial Statements was sufficient to cover all Losses under the Warranties for products sold or delivered by the Company during the periods covered by such Financial Statements. No product provided by the Company is subject to any guaranty, warranty or other indemnity granted by the Company or the Company Stockholder beyond the Company's standard terms and conditions of sale or service. Schedule 5(w) of the Disclosure Schedule includes copies of the standard terms and conditions of product sales by the Company (containing applicable guaranty, warranty and indemnity provisions).

     (x) Affiliated Interests. Except as set forth on Schedule 5(x) of the Disclosure Schedule, neither the Company Stockholder nor any officer, director or Affiliate of the Company or any relative of such an officer, director or Affiliate, has any agreement with the Company (other than any such agreement that the Company Stockholder will cause to be terminated as of or prior to Effective Time without cost to the Company), or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Business, except solely as a stockholder or employee. Schedule 5(x) describes in reasonable detail all corporate level services that have historically been provided to the Business by the Company Stockholder (e.g., audit functions).

     (y) Governmental Permits. Except as set forth on Schedule 5(y) of the Disclosure Schedule, the Company owns, holds or possesses, in respect of the Business, all governmental licenses, franchises, permits, privileges, immunities, approvals and other authorizations which are necessary to entitle the Company to own or lease, operate and use its properties and to carry on and conduct the Business as currently conducted (herein collectively called "Governmental Permits") . Schedule 5(y) sets forth a list and brief description of each such material Governmental Permit held by the Company. The Company has fulfilled and performed in all material respects its respective obligations under each of such Governmental Permits and, to the Knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit. To the Knowledge of the Company, no notice of cancellation, of default or of any material dispute concerning any such Governmental Permit, or of any event, condition or state of facts describe in the preceding sentence, has been received by the Company. To the Knowledge of the Company, there is no proceeding pending or threatened to revoke, modify or otherwise fail to renew any such Governmental Permit. Except as set forth on
Schedule 5(y), each of such Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to the Buyer in accordance with this Agreement without (i) the occurrence of any breach, default or forfeiture of material rights thereunder or (ii) the consent, approval or act of, or the making of any filing with, any governmental body, regulatory commission or other party.

     (z) Working Capital Matters. All accounts receivable of the Business are reflected properly on the Company's books and records, are valid receivables, subject to no setoffs or counterclaims, and are current and collectible, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with GAAP.

     (aa) Year 2000 Issues. To the Knowledge of the Company, all computer programs that have been used by (and all applications that have been prepared or developed by) the Business in its past operations which use only two digits to identify a year in any date field have been remediated to correct any problems that might arise therefrom in connection with the occurrence of the end of the twentieth century, and the Business has not and will not suffer any Liabilities or obligations with respect to Year 2000 issues arising from products that have been developed or sold by the Business prior to Closing.

     (bb) Disclosure. To the Knowledge of the Company, neither this Agreement nor any of the schedules, attachments or exhibits hereto, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     Section 6. Representations and Warranties of the Buyer. As a material inducement to the Company to enter into and perform its obligations under this Agreement, the Buyer represents and warrants to the Company and the Company Stockholder as follows:

     (a) Organization of the Parent and the Buyer. Each of the Parent and the Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     (b) Authorization of Transaction. Each of the Buyer and the Parent has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligations of the Buyer and the Parent, enforceable in accordance with its terms and conditions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Buyer or the Parent is subject or any provision of their respective certificates of formation or limited liability company operating agreements or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer or the Parent is a party or by which they are bound or to which any of their respective assets is subject. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Approval. The Parent, as the sole member of the Buyer, and the board of managers of the Buyer have approved this Agreement and the transactions contemplated hereby (including the Merger), and neither shall have revoked or rescinded such approvals prior to the consummation thereof.

     (e) Brokers' Fees. Neither the Buyer nor the Parent has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     (f) Investment Intent. The Buyer's acquisition of the Company and its outstanding capital stock shall be for its own account for investment purposes, and the Buyer understands that such capital stock may not transferred under the federal securities laws or any applicable state securities law without registration or pursuant to an applicable exemption from registration.

     (g) Equity Financing. The Parent and the Buyer possess a commitment from Keystone Capital, Inc. and/or its Affiliates to receive from such parties, at the time the Buyer receives the senior debt financing described in the Financing Letter, equity and/or subordinated debt financing in an aggregate amount of no less than $6,500,000.

     Section 7. Pre-Closing Covenants.

     (a Affirmative Covenants of the Company. From and after the date of this Agreement to the Closing Date, except as otherwise consented to in writing by the Buyer or as specifically contemplated by this Agreement, the Company shall, and the Company Stockholder shall cause the Company to:

          (i conduct its operations in accordance in all material respects with all applicable laws and regulations and in the Ordinary Course of Business and use reasonable efforts to preserve intact its business organization, keep available the services of officers and employees, and maintain satisfactory relationships with suppliers, customers and others having business relationships with it;

          (ii manage its working capital in the Ordinary Course of Business (including with respect to the collection of receivables, the payment of payables and the maintenance of inventory and supplies).

          (iii promptly inform the Buyer in writing of any variances (whether such variances occurred or arose before, on or after the date of this Agreement), to the Knowledge of the Company, from the representations and warranties contained in Section 5;

          (iv permit, and shall cause its officers, directors, employees, attorneys, accountants and other representatives and agents to permit, the Buyer and its Affiliates, agents and representatives (including accountants, attorneys and potential lenders) full and complete access, at all reasonable times during normal business hours with reasonable prior notice, to the Company's books, records, property, facilities, customers, suppliers, sales representatives, consultants, directors, officers, personnel related to its business and independent accountants and to all of its business, financial, legal, tax, compensation and other data and information concerning the Company and its affairs;

          (v continue to make capital expenditures in accordance with the Company's budgeted plans;

          (vi use commercially reasonable efforts to obtain all third party and governmental approvals necessary or desirable to consummate the transactions contemplated hereby (including consents to assignment of leases, contracts and agreements), the expense of which will be paid by the Buyer and/or the Company Stockholder as mutually agreed upon, and to cause the other conditions to the obligations of the Buyer hereunder to be satisfied;

          (vii use commercially reasonable efforts to seek the satisfaction of the conditions set forth in Section 4 of this Agreement; and

          (viii not later than the Effective Time, pay in full all bonuses resulting from or attributable to (i) the occurrence of a change of control of the Company or the Business or (ii) the Company's or the Company Stockholder's agreements (other than the Employment Agreements) with officers or employees of the Business to assist in the sale, merger or other disposition of the Business or to remain employed with the Business prior to or following such occurrence.

     (b Negative Covenants of the Company. Except as set forth on Schedule 7(b), from and after the date of this Agreement to the Closing Date, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall not, nor shall the Company Stockholder permit the Company to:

          (i take or commit to take any action that would require disclosure under Section 5(i); or

          (ii except as specifically contemplated by this Agreement, enter into any material contract, agreement or other obligation (whether oral or written), or enter into any transaction other than in the Ordinary Course of Business.

     (c Distribution of Cash. On or prior to the date immediately preceding the Closing Date, the Company Stockholder shall be permitted to cause the Company to make a dividend or distribution to the Company Stockholder of cash then actually held by the Company, and the Company Stockholder shall, effective as of immediately prior to the Effective Time, cause to be canceled all intercompany accounts then existing between the Company, on the one hand, and the Company Stockholder and its Affiliates, on the other hand.

     (d Affirmative Covenants of the Buyer. From and after the date of this Agreement to the Closing Date, the Buyer shall use commercially reasonable efforts (i) to obtain financing on the terms and conditions set forth in the Financing Letter and (ii) to seek the satisfaction of the conditions set forth in Section 3 of this Agreement.

     Section 8. Indemnification.

     (a Survival. All of the representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged Party or the acceptance of any certificate or opinion) and shall continue in full force and effect; provided, however, that no Party shall be entitled to recover for any Loss (as defined below) alleged by such Party to arise from or relate to a breach of representations and warranties set forth in Sections 5 or 6, unless written notice thereof is delivered to the other Parties prior to the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall be the date that is eighteen months after the Closing Date; provided, however, that there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever) with respect to the following Losses: (i) any Loss arising from or relating to a breach of the representations and warranties of the Company

Stockholder set forth in Sections 5(a) (Organization of the Company and the Company Stockholder), 5(b) (Authorization of Transaction), 5(c) (Noncontravention), 5(d) (Capitalization), 5(e) (Approval), 5(f) (Brokers'
Fees), 5(l)(i) (Title to Properties) or 5(x) (Affiliated Interests), and (ii) any Loss arising from or relating to a breach of the representations and warranties of the Buyer set forth in Sections 6(a) (Organization of the Parent and the Buyer), 6(b) (Authorization of Transaction), 6(c) (Noncontravention), 6(d) (Approval) or 6(e) (Brokers' Fees); further provided, however, that the Applicable Limitation Date with respect to any Loss arising from or relating to a breach of the representations and warranties of the Company Stockholder set forth in Section 5(u) (Environmental, Health and Safety) shall be the third anniversary of the Closing Date (i.e., such representations and warranties shall survive for three years from the Effective Time); further provided, however, that the Applicable Limitation Date with respect to any Loss arising from or relating to a breach of the representations and warranties of the Company Stockholder set forth in Section 5(j) (Absence of Undisclosed Liabilities) shall be the second anniversary of the Closing Date (i.e., such representations and warranties shall survive for two years from the Effective Time); and further provided, however, that the Applicable Limitation Date with respect to any Loss arising from or relating to a breach of the representations and warranties of the Company Stockholder set forth in Section 5(n) (Tax Matters) shall be the date of expiration of the statute of limitations (after giving effect to any extensions thereto) (i.e., such representations and warranties shall survive for the applicable statute of limitations).

     (b Indemnification.

          (i If the Merger occurs, the Company Stockholder shall indemnify and hold harmless the Surviving Company, or, if the Merger does not occur, the Company and the Company Stockholder shall, jointly and severally, indemnify and hold harmless the Buyer, and in each case their respective officers, directors, shareholders, employees and affiliates (collectively, as the case may be, the "Buyer Group") against any loss, Liability, damage or expense, including reasonable legal expenses and costs associated therewith (each, a "Loss"), which they may suffer, sustain or become subject to as the result of the breach by the Company or the Company Stockholder of any representation, warranty, covenant or agreement contained in this Agreement or any certificate delivered by or on behalf of the Company at or prior to the Closing.

          (ii If the Merger occurs, the Surviving Company shall indemnify and hold harmless the Company Stockholder, or, if the Merger does not occur, the Buyer shall indemnify and hold harmless the Company and its officers, directors, shareholders and employees against any Losses which they may suffer, sustain or become subject to (A) as the result of a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement or any certificate delivered by or on behalf of the Buyer at or prior to the Closing or (B) as a result of the operation of the Business by the Surviving Company on and after the Closing Date; provided, however, that this clause (B) shall not derogate from any rights or remedies the Surviving Company may have pursuant to Section 8(b)(i) for breaches by the Company or the Company Stockholder.

          (iii After the Closing, the Buyer shall not be entitled to recover for any Losses arising from or relating to a breach of representations and warranties set forth in Section 5, unless (and then only to the extent that) the aggregate Losses for all such breaches exceeds $150,000, and the Buyer shall not be entitled to recover from the Company Stockholder more than an aggregate of $1,500,000 for Losses arising from or relating to such breaches, except in each case to the extent that any such Loss arises from or relates to a breach of any representation or warranty set forth in those sections having no Applicable Limitation Date (i.e., Sections 5(a), 5(b), 5(c), 5(d), 5(e), 5(f), 5(l)(i) or 5(x)) or having an Applicable Limitation Date that is the date of expiration of the applicable statute of limitations (i.e., Section 5(n)).

          (iv If the Merger occurs, the Company Stockholder shall indemnify and hold harmless the Surviving Company and the Buyer Group for (A) any indebtedness for borrowed money and, to the extent not set forth on the Latest Balance Sheet, any deferred purchase price payments, capital lease obligations (other than any capital lease obligations set forth on Schedule 8(b)(iv) attached hereto) and deferred rent arising out of arrangements or relationships of the Company entered into or in existence prior to the Effective Time (in each case, together with any obligations as a guarantor for any such obligations of any other Person, and any liens on the Company's assets with respect to any of the foregoing) and (B) any Losses which they may suffer, sustain or become subject to as a result of the operation of the businesses of the Company Stockholder and its affiliates (other than the Business) prior to, on or after the Closing Date.

          (v If any third party notifies any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8(b), then the Indemnified Party shall notify each Indemnifying Party thereof. Within 30 days after receipt of notice of a particular matter, the Indemnifying Party may assume the defense of such matter; provided that (A) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party, (B) the Indemnified Party may participate in the defense of such claim, at its own expense, with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter shall affect its ongoing business and (C) the Indemnifying Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from any Liability or obligation with respect thereto. If, within such 30-day period, the Indemnifying Party does not assume the defense of such matter, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to matter with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall cooperate with the Indemnifying Party in all matters arising under this
     Section 8(b).

          (vi All indemnification payments made pursuant to this Section 8 will be deemed to be adjustments to the total Merger Consideration described in
     Section 2(d)(v) hereof.

          (vii For purposes of this Section 8, "Losses" shall be calculated net of any Tax benefits and the amount of any insurance proceeds (less any retropremium obligations and the present value of increased insurance costs attributable thereto) that have actually been received by the Buyer or the Surviving Company.

     (c Other Indemnification Provisions. If the Merger occurs, neither the Company nor the Surviving Company, as its successor in interest, will have any obligation of contribution or otherwise to the Company Stockholder as a result of any breach by the Company or the Company Stockholder prior to the Merger of any representation, warranty, covenant or agreement contained in this Agreement. The Company Stockholder agrees that it may not make any claim for indemnification against the Company or the Surviving Company by reason of the fact that it or one of its Affiliates was a stockholder, director, officer, employee or agent of the Company or was serving at the request of the Company as a trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by the Buyer or the Surviving Company against the Buyer or any other Person (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise). The Company Stockholder on behalf of it and all of its affiliates hereby releases the Company (and the Surviving Company, as its successor in interest), upon and after the Effective Time, from any and all claims the Company Stockholder may have against the Company in its capacity as a stockholder of the Company or in connection with any products liability with respect to products sold by the Company to the Company Stockholder or any of its Affiliates, in each case that arise from or relate to matters, acts or omissions occurring prior to the Effective Time.

     Section 9. Additional Agreements.

     (a Press Releases. Except as required by applicable law, the Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of each of the Parties (it being understood that the Parties have agreed to a press release announcing the execution and delivery of this Agreement in the form of Exhibit B attached hereto).

     (b Transaction Expenses. The Buyer shall pay all of its expenses incurred in connection with the transactions contemplated hereby. The Company Stockholder shall pay all of its expenses and all of the expenses of the Company incurred in connection with the transactions contemplated hereby, including in each case all of the fees and expenses of all advisers used in the transactions contemplated hereby, such as investment, accounting and legal services.

     (c Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer, the Surviving Company, the Company and the Company Stockholder for certain Tax matters following the Effective Time:

          (i Allocation of Merger Consideration. The Merger Consideration shall be allocated among the assets acquired in connection with the Merger and the covenant not to compete entered into in connection with the Merger as set forth on Exhibit C attached hereto. (the "Allocation"). Each of the Surviving Company and the Company Stockholder shall allocate the Purchase Price among the assets acquired by the Surviving Company and the covenant not to compete entered into by the Company Stockholder in accordance with this Allocation and shall report the purchase and sale of the assets of the Company on all Tax Returns in a manner consistent with the Allocation. Each of the Surviving Company, the Company and the Company Stockholder shall file Internal Revenue Service Form 8594 in a timely manner consistent with the Allocation.

          (ii Cooperation on Tax Matters. The Surviving Company and the Company Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving Company and the Company Stockholder agree
     (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Surviving Company or the Company Stockholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, the Surviving Company or the Company Stockholder, as the case may be, shall allow the other parties to take possession of such books and records.

          (iii Tax Returns. The Company Stockholder shall be responsible for filing all income Tax Returns of the Company with respect to all taxable periods ending on or before the Closing Date in accordance with the Allocation and applicable law, and the Surviving Company shall be responsible for filing all other Tax Returns of the Company that have not been filed on or prior to the Closing Date.

          (iv Tax Indemnification. The Company Stockholder shall pay to the applicable governmental authority (or, to the extent already paid by the Surviving Company) promptly reimburse the Surviving Company for) (A) any income Tax attributable to or owed by the Company with respect to any taxable period (or portion of a taxable period) ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the

     Closing Date), (B) any Tax imposed on the Company, the Company Stockholder or any of their Affiliates as a consequence of the Merger or attributable to the transfer of assets from the Company to the Surviving Company, except for Transfer Taxes (which are governed by Section 9(c)(v) of this Agreement) and Taxes, if any, arising from the Employment Agreements, (C) the unpaid Taxes of any Person (other than the Company) that are imposed on the Company under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor with respect to any taxable period (or portion of a taxable period) that ends on or prior to the Closing Date, and (D) the unpaid Taxes of any Person (other than the Company) that are imposed on the Company by contract or other indemnity agreement entered into by or on behalf of the Company prior to the Closing Date. Taxes shall be allocated to periods ending on or before the Closing Date and to periods beginning after the Closing Date by closing the books of the Company as of the end of the Closing Date.

          (v Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and other fees (in each case, including any penalties and interest) of a similar type or kind ("Transfer Taxes") incurred in connection with this Agreement or in connection with the transactions contemplated hereby shall be paid when due one-half by the Company Stockholder and one-half by the Buyer, and the Company Stockholder shall, at its own expense, file on behalf of the Surviving Company all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. The Company Stockholder shall notify the Buyer of any Transfer Taxes the Buyer is obligated to pay pursuant to the preceding sentence at least 10 days before such obligation is due to be paid. The Buyer shall wire transfer funds to the Company Stockholder no later than three days before such payments are due. If required by applicable law, the Surviving Company shall join in the execution of any such Tax Returns and other documentation.

     (d Confidentiality. Whether or not the transactions contemplated hereby are consummated, the Parties shall keep, and shall cause each of their respective Affiliates, advisors, agents and representatives to keep, confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof. The Company and the Company Stockholder shall not, and shall not permit their Affiliates, advisors, representatives and agents to, disclose the terms and provisions of this Agreement without the prior written consent of the Buyer. If the transactions contemplated hereby are not consummated, the Buyer and each of its Affiliates, advisors, representatives and agents shall maintain confidentiality of all non-public, proprietary information obtained during its due diligence review of the Company and shall return to the Company or destroy all documents received from the Company and all copies thereof containing any such information. The provisions of this Section 9(d) shall be subject to any disclosure obligations under securities laws as to which the Company Stockholder is advised by its counsel are applicable to it.

     (e Non-Competition, Non-Solicitation and Confidentiality.

          (i Non-Competition. As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, during the Non-Compete Period, the Company Stockholder agrees to the provisions of Sections 9(e)(ii) and 9(e)(iii) and agrees not to engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor or representative or through any contractual relationship), other than on behalf of the Surviving Company and its Affiliates, directly or indirectly in the manufacture, marketing, distribution or sale of (i) any fused silica capillary tubing materials or products for any application and (ii) any materials or products for use in analytical instruments; provided that ownership of less than 2% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses, so long as the Company Stockholder has no active participation in the business of such corporation. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9(e)(i) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The term "Non-Compete Period" means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

          (ii Non-Solicitation. The Company Stockholder agree that, during the Non-Compete Period, the Company Stockholder (i) shall not, shall cause its subsidiaries not to, and shall use their best efforts not to permit any Affiliates to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any Person employed by the Company or the Company Stockholder at any time during the three months prior to the Closing Date, without the prior written consent of the Buyer, and (ii) shall not induce or attempt to induce any customer or other business relation of the Buyer to terminate or materially reduce any business relationship the Buyer. The term "indirectly" as used in this
     Section 9(e) is intended to mean any acts authorized or directed by or on behalf of the Company or the Company Stockholder or any Person controlled by the Company Stockholder. Without limiting the generality of the foregoing, during the Non-Compete Period, the Company Stockholder agrees that it shall not actually hire any of the Persons set forth on Schedule 9(e)(ii)(A) attached hereto, and the Buyer agrees that neither it nor the Surviving Company shall actually hire any of the Persons set forth on
     Schedule 9(e)(ii)(B) attached hereto.

          (iii Post-Closing Confidentiality. If the transactions contemplated by this Agreement are consummated, the Company and the Company Stockholder shall treat and hold as confidential any information concerning the Business and/or the affairs of the Company that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement or on behalf of the Buyer and its Affiliates, and deliver promptly to the

     Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession or under his control; provided that the Company Stockholder may disclose the Confidential Information to the extent necessary to complete federal, state or local personal income tax returns or to the extent required to comply with applicable requirements of securities laws. In the event that the Company or the Company Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Company or the Company Stockholder shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9(e)(iii). If, in the absence of a protective order or the receipt of a waiver hereunder, the Company or the Company Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt or other governmental sanctions, the Company or the Company Stockholder may disclose the Confidential Information to the tribunal; provided that the Company or the Company Stockholder shall use reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

          (iv Trade Names. Neither the Company nor the Company Stockholder shall use, or permit any Affiliates to use, the names, trade names, trademarks or service marks used by the Company prior to the date of this Agreement in connection with the Business, or any names confusingly similar thereto or any translations or derivatives thereof in any manner anywhere in the world after Closing.

          (v Remedy for Breach. Each of the Company and the Company Stockholder acknowledge and agree that in the event of a breach by such Person of any of the provisions of this Section 9(e), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Buyer or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, or both, or any other equitable remedies available to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

     (f Transition Assistance. Neither the Company nor the Company Stockholder shall directly or indirectly in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

     (g Accounts and Other Receivables. The Company Stockholder shall promptly forward to the Buyer any and all proceeds from accounts and other receivables of the Business that are received by the Company Stockholder or any of its Affiliates after the Closing Date, and the Buyer shall promptly forward to the Company Stockholder any and all proceeds from accounts and other receivables of the Company Stockholder that are received by the Surviving Company after the Closing Date.

     (h Further Assurances. As a material obligation of each Party to consummate the transactions contemplated by this Agreement, from time to time after the Closing, each Party shall at its own expense (i) cooperate with the other Party,
(ii) perform any further act and (iii) will execute and deliver such documents or instruments as may be reasonably requested by the other Parties to this Agreement in order to effectuate any transaction, act or agreement contemplated by this Agreement.

     (i Insurance Recoveries. The Company Stockholder shall, upon the request of the Buyer or the Surviving Company at and after the Effective Time, use commercially reasonable efforts to pursue any claims or rights that the Company Stockholder or any of its Affiliates may have pursuant to any occurrence-based insurance policies in effect during any period prior to the Effective Time with respect to any actual or alleged damages incurred by the Company or the Business. All proceeds received or recovered by the Company Stockholder or any of its Affiliates under such insurance policies (less any retropremium obligations and the present value of increased insurance costs attributable thereto) shall be paid promptly to the Surviving Company when so received or recovered.

     (j Access to Records. The Company agrees to retain and maintain such books, records and financial data of the Company for a period of not less than two years from the Closing Date. During such period, the Company shall provide the Company Stockholder and its representatives reasonable cooperation and access, during normal business hours and upon reasonable notice, with respect to such books, records and financial data, and the Company Stockholder shall provide the Company and its representatives reasonable cooperation and access, during normal business hours and upon reasonable notice, with respect to the books and records and other financial data relating to the Business, if any, that are included in materials of the Company Stockholder, in each case as may be necessary for general business purposes, including the preparation of financial statements and the handling of tax audits; provided that such cooperation, access and assistance does not unreasonably disrupt the normal operations of the Company or the Company Stockholder.

     (k COBRA Continuous Coverage. Effective as of the Closing Date and thereafter, the Buyer shall provide continuation coverage under one or more group health plans maintained by the Buyer to each qualified beneficiary with respect to any group health plan maintained or previously maintained by the Company whose qualifying event occurs prior to or on the Closing Date, in accordance with COBRA. Neither the Company Stockholder, any Company Stockholder Affiliate nor any of their group health plans shall be obligated to provide continuation coverage to any such qualified beneficiary, and the Buyer shall be solely responsible and liable for paying, performing and discharging all obligations to provide continuation coverage to any such qualified beneficiary in accordance with COBRA (and any liabilities relating thereto). For purposes of this Section 9(k), (i) "COBRA" shall mean Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, as such provisions are amended from time to time, and the rules and regulations promulgated thereunder, (ii) "group health plan," "qualified beneficiary" and "qualifying event" shall have their respective meanings under COBRA, and (iii) a "Company Stockholder Affiliate" shall mean any Person that, at any relevant time on or after the Closing Date, is required to be treated as a single employer with the Company Stockholder in accordance with Section 414(b), (c), (m) or (o) of the Code.

     (l Company Savings Plan. Effective as of the date determined by the Company Stockholder (which date shall be no later than the Closing Date) (the "Spinoff Date"), the Company Stockholder shall cause the accounts under The Spectranetics Corporation Salary Savings Plan (the "Company Stockholder Savings Plan") of those participants in the Company Stockholder Savings Plan who are employed by the Company on the Spinoff Date to be "spunoff" into a separate plan (the "Company Savings Plan") in accordance with Sections 401(a)(12) and 414(l) of the Code, Treasury Regulations Section 1.414(l)-1 and Section 208 of ERISA. The Company shall establish the Company Savings Plan effective as of the Spinoff Date. The Company Stockholder shall cause the trustee(s) of the Company Stockholder Savings Plan to transfer, to the trust established under the Company Savings Plan, the assets "spunoff" to the Company Savings Plan, and such assets shall be transferred, in kind, based on the investments of the accounts "spunoff" to the Company Savings Plan. The Company Stockholder and the Company shall each file a Form 5310-A with respect to such "spinoff," to the extent required by the Code, and shall execute such documents and take such actions as are necessary to accomplish such "spinoff" and the establishment of the Company Savings Plan. Effective as of the Closing Date, the Buyer shall assume the sponsorship of the Company Savings Plan. As soon as administratively feasible following the Closing Date, the Buyer shall submit the Company Savings Plan and the trust established under the Company Savings Plan to the IRS for a determination of its qualified and tax-exempt status under Sections 401 and 501 of the Code. The Buyer shall amend the Company Savings Plan and the trust under the Company Savings Plan as and if requested by the IRS as a condition of granting a favorable determination of the qualified and tax-exempt status of the Company Savings Plan and the trust established under the Company Savings Plan. The Buyer shall be responsible for all required compliance testing, reporting, disclosure and funding with respect to the Company Savings Plan on and after the Closing Date.

     (m Company Stockholder Option Plans. All options to acquire shares of the Company Stockholder's capital stock that have been granted to employees of the Company prior to the date of this Agreement are options that have been granted pursuant to plans and arrangements of the Company Stockholder, which plans and arrangements are being retained by the Company Stockholder and for which the Company Stockholder shall be solely responsible and liable. The Company Stockholder shall permit employees that hold such stock options to continue to hold such stock options until termination or expiration thereof pursuant to the terms and conditions of the applicable option grant and such plan or arrangement, and the Company Stockholder shall permit such employees to exercise all or any portion of such stock options at any time prior to such termination or expiration to the extent permitted pursuant to the terms and conditions of the applicable option grant and such plan or arrangement. The Company Stockholder shall not grant any additional options to employees of the Company, and shall not amend or modify the terms and conditions of (including by taking any action to terminate) the stock options held by employees of the Company (other than any acceleration of vesting), except to the extent that any such amendment or modification applies equally to the Company Stockholder's employees. Neither the Company, the Buyer nor the Surviving Company shall have any Liability or obligation to any of the Company's employees with respect to options to acquire shares of the Company Stockholder's capital stock.

     Section 10. Termination; Effect of Termination.

     (a Termination. Subject to Section 10(b) below, this Agreement may be terminated prior to the Closing as follows:

          (i by mutual written consent of the Buyer, the Parent, the Company and the Company Stockholder;

          (ii by either (A) the Buyer and the Parent, if there has been a material breach on the part of the Company or the Company Stockholder, or
     (B) the Company and the Company Stockholder, if there has been a material breach on the part of the Buyer or the Parent, in each case of any representation, warranty, covenant or agreement contained in this Agreement; or

          (iii by either (A) the Buyer and the Parent, or (B) the Company and the Company Stockholder, if the transactions contemplated hereby have not been consummated by July 31, 1999.

     (b Termination After Breach. Neither the Buyer and the Parent, on the one hand, nor the Company and the Company Stockholder, on the other hand, shall be entitled to terminate this Agreement pursuant to Section 10(a) if the willful or knowing breach of this Agreement by such Person(s) has prevented the consummation of the transactions contemplated hereby.

     (c Effect of Termination. Except for the provisions of Section 8 (solely with respect to breaches of this Agreement prior to the time of termination of this Agreement), Section 9(b), Section 9(d), Section 10 and Section 11, which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to any other Party hereto or its directors or officers in respect thereof, except for breaches of this Agreement prior to the time of such termination.

     Section 11. Miscellaneous.

     (a No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (b Entire Agreement. This Agreement (including the documents referred to herein and the letter agreement, dated May 18, 1999) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the

Parties, written or oral, that may have related in any way to the subject matter hereof.

     (c Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. Prior to the Closing, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates or designate one or more of its affiliates to perform its obligations hereunder and
(ii) assign its rights (but not its obligations) under this Agreement to any lender as collateral security for providing financing for the transactions contemplated hereby.

     (d Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (e Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or telecopied to the recipient (provided that it is followed by a hard copy) or one business day after it is sent to the recipient by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

                  If to the Company or the Company Stockholder:

                  The Spectranetics Corporation
                  96 Talamine Court
                  Colorado Springs, CO 80907
                  Telephone: (719) 633-8333
                  Telecopy:  (719) 442-2525
                  Attention: President

                  with a copy to:

                  Latham & Watkins
                  135 Commonwealth Drive
                  Menlo Park, California 94025
                  Telephone: (650) 463-2606
                  Telecopy:  (650) 463-2600
                  Attention: Christopher Kaufman

                  If to the Parent or the Buyer:

                  c/o Keystone Capital, Inc.
                  520 Lake Cook Road, Suite 650
                  Deerfield, IL 60015
                  Telephone: (847) 236-9600
                  Telecopy:  (847) 236-9529
                  Attention: Mr. Kent P. Dauten

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Telephone: (312) 861-2465
                  Telecopy: (312) 861-2200
                  Attention: Edward T.  Swan, Esq.

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address or telecopy number set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address or telecopy number to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (g Governing Law. All questions with respect to the effect of the Merger and other corporate law questions relating to the transactions contemplated by this Agreement shall be governed by and construed in accordance with the Delaware LLC Law and the California General Corporation Law, as applicable. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     (h Amendments and Waivers. Prior to the Closing, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Parent, the Company and the Company Stockholder. At any time after the Closing, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Surviving Company, the Parent and the Company Stockholder. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (i Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (j Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The word "including" shall mean "including without limitation." The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Pronouns in this Agreement relating to the male gender also apply to the female and neuter genders unless the context clearly requires a contrary interpretation.

     (k Remedies. The Parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.


                                    * * * * *

     IN WITNESS WHEREOF, the Parties have executed this Merger Agreement as of the date first above written.


                                 POLYMICRO TECHNOLOGIES, LLC,
                                 a Delaware limited liability company


                                  By:          /s/ Kent Dauten
                                           -----------------------------------
                                  Name:    Kent Dauten
                                  Title:   Vice President


                                  PMT HOLDINGS, LLC,
                                  a Delaware limited liability company

                                  By:          /s/ Kent Dauten
                                           -----------------------------------
                                  Name:    Kent Dauten
                                  Title:   Vice President


                                  POLYMICRO TECHNOLOGIES, INC.,
                                  a California corporation


                                  By:          /s/ Joseph A. Largey
                                           -----------------------------------
                                  Name:    Joseph A. Largey
                                  Title:   President and Chief Executive Officer


                                  THE SPECTRANETICS CORPORATION,
                                  a Delaware corporation


                                  By:          /s/ Joseph A. Largey
                                           -----------------------------------
                                  Name:    Joseph A. Largey
                                  Title:   President and Chief Executive Officer